Exhibit 99.3

Schedule A – Additional Statements Required by Rule 17g-1(g)(1)

The below chart reflects the premium allocation for the joint insured bond among the Funds that was approved by the Boards of Directors/Trustees. The premium on the joint insured bond has been paid through March 15, 2026.

FIDELITY BOND PREMIUM AMOUNT 2024

Fund Name	Identifier	Average Net Assets as of 01/31/25	Allocation	Fidelity Bond
Brookfield Real Assets Income Fund Inc.	RA	$812,516,614.02	12.49%	$1,804
Brookfield Global Listed Infrastructure Fund	BGL	352,456,562.88	5.42%	783
Brookfield Global Listed Real Estate Fund	BLR	152,716,402.74	2.35%	339
Brookfield Global Renewables & Sustainable Infrastructure Fund	GRSI	54,490,784.33	0.84%	121
Oaktree Asset-Backed Income Fund Inc.	OABF	-	0.00%	-
Oaktree Asset-Backed Income Private Fund Inc.	OABPF	100,000,000.00	1.54%	222
Oaktree Diversified Income Fund Inc.	ODIF	296,644,488.33	4.56%	659
Oaktree Emerging Markets Equity Fund	EME	244,774,963.88	3.46%	499
Center Coast Brookfield Midstream Focus Fund	CCC	1,187,705,642.18	18.26%	2,637
Brookfield Infrastructure Income Fund Inc.	BII	3,323,793,166.00	51.10%	7,381
Total		$6,505,098,624.36	100.00%	$14,445